Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street NE, Suite 3000
Atlanta, GA 30308

troutman.com

February 24, 2021

Valued Advisers Trust
225 Pictoria Dr., Suite 450
Cincinnati, OH 45246

Re:	Valued Advisers Trust

Ladies and Gentlemen:

We have acted as counsel to Valued Advisers Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of one or more Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A (File Nos. 333-151672; 811-22208) (the “Amendment”), registering an indefinite number of Institutional Class and Retail Class shares of beneficial interest (“Shares”) of the Channing Intrinsic Value Small-Cap Value Fund, a series of the Trust, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment. For purposes of rendering this opinion, we have examined the Amendment, the Amended and Restated Agreement and Declaration of Trust and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Amendment have been duly authorized for issuance by the Trust; and when issued and paid for upon the terms provided in the Amendment, will be validly issued, fully paid and non-assessable.

Valued Advisers Trust
February 24, 2021

This opinion is rendered solely in connection with the filing of the Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP

cc:	Mr. Adam Kornegay, President